EXHIBIT 3.1

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                       THE MAY DEPARTMENT STORES COMPANY


     The undersigned, Richard A. Brickson, certifies that he is the Secretary of The May Department Stores Company, a corporation organized under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:

     1. The name of the Corporation is The May Department Stores Company. The Corporation was originally incorporated under the name May Properties 1976, Inc.

     2. The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on May 21, 1976 and was amended on May 20, 1996, May 21, 1999 and July 13, 2005, respectively.

     3. The Restated Certificate of Incorporation was duly adopted by the Board of Directors without a vote of the shareowners in accordance with Section 245 of the General Corporation Law of the State of Delaware.

     4. The Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of the Restated Certificate of Incorporation.

     5. The text of the Certificate of Incorporation of the Corporation is hereby restated to read in its entirety as follows:

                                    FIRST.

     The name of the Corporation shall be

                        THE MAY DEPARTMENT STORES COMPANY.

                                   SECOND.

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                    THIRD.

     The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").

                                   FOURTH.

     The total number of shares of stock which the Corporation shall have authority to issue is 1,025,000,000 consisting of 1,000,000,000 shares of common stock, par value $.50 per share (the "Common Stock"), and 25,000,000 shares of preference stock, par value $.50 per share (the "Preference Shares").

     The owners of shares of Common Stock shall not have any preemptive right to purchase shares or other securities to be issued by the Corporation or subjected to rights or options to purchase.

     The designations, preferences, privileges and voting powers of the shares of each class, and the restrictions or qualifications thereof are as follows:

     Preference Shares of the Corporation may be issued from time to time or in one or more class or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation (the "Board of Directors") prior to the issuance of any shares thereof. Each such class or series of Preference Shares shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preference Shares as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

                                    FIFTH.

     Elections of directors at any annual or special meeting of shareowners shall be by written ballot, unless the By-Laws of the Corporation provide otherwise.

                                    SIXTH.

     The number of directors shall be fixed by the By-Laws. It shall not be necessary for any director of the Corporation to be a shareowner thereof.

                                   SEVENTH.

     Whenever shareowners are allowed to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the owners of all outstanding shares entitled to vote thereon. Written consent thus given by the owners of all outstanding shares entitled to vote shall have the same effect as a unanimous vote of shareowners.

                                   EIGHTH.

     Special meetings of shareowners of the Corporation for any purpose or purposes may be called at any time by a majority of the entire Board of Directors. Special meetings of shareowners of the Corporation may not be called by any other person or persons.

                                   NINTH.

     The directors shall have the further power to provide by the By-Laws or otherwise, for the selection from among their own number, of an executive committee of such number as they may from time to time designate, and to delegate to such executive committee all or any of the powers of the Board of Directors in so far as the delegation of such power is not contrary to law.

                                   TENTH.

     No director of the Corporation shall be personally liable to the Corporation or its shareowners for monetary damages for any breach of fiduciary duty by such a director as a director to the full extent authorized or permitted by law (as now or hereafter in effect). Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its shareowners, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article TENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                 ELEVENTH.

     The officers and directors of the Corporation and such other persons as authorized by a majority of the entire Board of Directors consistent with the provisions of the GCL shall be indemnified by the Corporation to the fullest extent authorized or permitted by law (as now or hereafter in effect).

                                 TWELFTH.

     A. In addition to any affirmative vote required by law or this Certificate of Incorporation or the By-Laws of the Corporation, and except as otherwise expressly provided in Section B of this Article TWELFTH, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Interested Shareowner (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of any Interested Shareowner or any person who thereafter would be an Affiliate or Associate of such Interested Shareowner shall require the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the owners of all the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, excluding Voting Stock beneficially owned by any Interested Shareowner or any Affiliate or Associate of such Interested Shareowner. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

     B. The provisions of Section A of this Article TWELFTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation or the By-Laws of the Corporation, or any agreement with any national securities exchange, if all of the conditions specified in either of the following Paragraphs 1 or 2 are met or, in the case of a Business Combination not involving the payment of consideration to the owners of the Corporation's outstanding Capital Stock (as hereinafter defined), if the condition specified in the following Paragraph 1 is met:

            1. The Business Combination shall have been approved, either specifically or as a transaction which is within an approved category of transactions, by a majority (whether such approval is made prior to or subsequent to the acquisition of, or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Interested Shareowner to become an Interested Shareowner) of the Board of Directors prior to the date on which the Continuing Directors (as hereinafter defined) comprise less than a majority of the entire Board of Directors.

            2.     All of the following conditions shall have been met:

            a. The aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by owners of Common Stock in such Business Combination shall be at least equal to the highest amount determined under clauses (i), (ii), (iii) and (iv) below:

                   (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Shareowner for any share of Common Stock in connection with the acquisition by the Interested Shareowner of beneficial ownership of shares of Common Stock (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (y) in the transaction in which it became an Interested Shareowner, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock;

                   (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareowner became an Interested Shareowner (the "Determination Date"), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock;

                   (iii) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to the immediately preceding clause (ii), multiplied by the ratio of (x) the highest per share price (including any brokerage commission, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Shareowner for any share of Common Stock in connection with the acquisition by the Interested Shareowner of beneficial ownership of shares of Common Stock within the two-year period immediately prior to the Announcement Date, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock to
            (y) the Fair Market Value per share of Common Stock on the first day in such two-year period on which the Interested Shareowner acquired beneficial ownership of any share of Common Stock, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock; and

                   (iv) the Corporation's net income per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the Announcement Date, multiplied by the higher of the then price/earnings multiple (if any) of such Interested Shareowner or the highest price/earnings multiple of the Corporation within the two-year period immediately preceding the Announcement Date (such price/earnings multiples being determined as customarily computed and reported in the financial community).

            b. The aggregate amount of cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by owners of shares of any class or series of outstanding Capital Stock, other than Common Stock, shall be at least equal to the highest amount determined under clauses (i), (ii), (iii) and (iv) below:

                   (i) (if applicable) the highest per share (including any brokerage commissions, transfer taxes and soliciting dealers'
            fees) paid by or on behalf of the Interested Shareowner for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Shareowner of beneficial ownership of shares of such class or series of Capital Stock (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareowner, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

                   (ii) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

                   (iii) (if applicable) the price per share equal to the Fair Market Value per share of such class or series of Capital Stock determined pursuant to the immediately preceding clause
            (ii), multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Shareowner for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Shareowner of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to the Announcement Date, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock to (y) the Fair Market Value per share of such class or series of Capital Stock on the first day in such two-year period on which the Interested Shareowner acquired beneficial ownership of any share of such class or series of Capital Stock, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; and

                   (iv) (if applicable) the highest preferential amount per share to which the owners of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.

            The provisions of this Paragraph 2 shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Interested Shareowner has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

            c. The consideration to be received by owners of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Shareowner in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Shareowner.

            d. After the Determination Date and prior to the consummation of such Business Combination: (i) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (ii) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock); (iii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split, recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock); and (iv) such Interested Shareowner shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Shareowner becoming an Interested Shareowner and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Shareowner's percentage beneficial ownership of any class or series of Capital Stock.

            e. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Act") (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareowners of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the owners of the outstanding shares of Capital Stock other than the Interested Shareowner and its Affiliates or Associates, such investment banking firm to be paid a reasonable fee for its services by the Corporation.

            f. Such Interested Shareowner shall not have made any major change in the Corporation's business or equity capital structure.

     C. The following definitions shall apply with respect to this Article TWELFTH:

            1.     The term "Business Combination" shall mean:

            a. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Shareowner or (ii) any other company (whether or not itself an Interested Shareowner) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Shareowner; or

            b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Shareowner or any Affiliate or Associate of any Interested Shareowner involving any assets, securities or commitments of the Corporation, any Subsidiary or any Interested Shareowner or any Affiliate or Associate of any Interested Shareowner which (except for any arrangement, whether as employee, consultant or otherwise, other than as a director, pursuant to which any Interested Shareowner or any Affiliate or Associate thereof shall directly or indirectly, have any control over or responsibility for the management of any aspect of the business or affairs of the Corporation, with respect to which arrangements the value tests set forth below shall not apply), together with all such other arrangements (including all contemplated future events), has an aggregate Fair Market Value and/or involves aggregate commitments of $10,000,000 or more or constitutes more than 5 percent of the book value of the total assets (in the case of transactions involving assets or commitments other than Capital Stock) or 5 percent of the Shareowners' equity (in the case of transactions in Capital Stock) of the entity in question (the "Substantial Part"), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the shareowners of the Corporation would be required to approve or authorize the Business Combination involving the assets, securities and/or commitments constituting any Substantial Part, except for transactions made in the ordinary course of the Corporation's business, consistent with past practices; or

            c. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation or for any amendment to the Corporation's By-Laws; or

            d. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Shareowner) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Shareowner or any Affiliate or Associate of any Interested Shareowner; or

            e. any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to
     (d).

            2. The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article FOURTH of this Certificate of Incorporation, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to shareowners of the Corporation generally.

            3. The term "person" shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

            4. The term "Interested Shareowner" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the owners of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the owners of all then outstanding shares of Voting Stock.

            5. A person shall be a "beneficial owner" of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Shareowner pursuant to Paragraph 4 of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph 5, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

            6. The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act, as amended and in effect as of the date hereof (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation).

            7. The term "Subsidiary" means any company of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Shareowner set forth in Paragraph 4 of this Section C, the term "Subsidiary" shall mean only a company of which a majority of each class of equity security is beneficially owned by the Corporation.

            8. The term "Continuing Director" means any member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Shareowner and was a member of the Board of Directors prior to the time that the Interested Shareowner became an Interested Shareowner, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Shareowner and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

            9. The term "Fair Market Value" means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a nationally recognized investment banking firm selected by a majority of the Continuing Directors; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a nationally recognized investment banking firm selected by a majority of the Continuing Directors.

            10. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs 2.a and 2.b of Section B of this Article TWELFTH shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the owners of such shares.

     D. The Board of Directors shall have the power and duty to determine for the purposes of this Article TWELFTH, on the basis of information known to them after reasonable inquiry, all questions arising under this Article TWELFTH, including, without limitation, (a) whether a person is an Interested Shareowner, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether a Proposed Action is with, or proposed by, or on behalf of an Interested Shareowner or an Affiliate or an Associate of an Interested Shareowner, (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more, and (f) whether the assets or securities that are the subject of any Business Combination constitutes a Substantial Part. Any such determination made in good faith shall be binding and conclusive on all parties.

     E. Nothing contained in this Article TWELFTH shall be construed to relieve any Interested Shareowner from any fiduciary obligation imposed by law.

     F. The fact that any Business Combination complies with the provisions of Section B of this Article TWELFTH shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareowners of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

     G. For the purposes of this Article TWELFTH, a Business Combination or any proposal to amend, repeal or adopt any provision of this Certificate of Incorporation inconsistent with this Article TWELFTH (collectively "Proposed Action") is presumed to have been proposed by, or on behalf of, an Interested Shareowner or an Affiliate or Associate of an Interested Shareowner or a person who thereafter would become such if (1) after the Interested Shareowner became such, the Proposed Action is proposed following the election of any director of the Corporation who, with respect to such Interested Shareowner, would not qualify to serve as a Continuing Director or
(2) such Interested Shareowner, Affiliate, Associate or person votes for or consents to the adoption of any such Proposed Action, unless as to such Interested Shareowner, Affiliate, Associate or person a majority of the Continuing Directors make a good faith determination that such Proposed Action is not proposed by or on behalf of such Interested Shareowner, Affiliate, Associate or person, based on information known to them after reasonable inquiry.

     H. Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), any proposal to amend, repeal or adopt any provision of this Certificate of Incorporation inconsistent with this Article TWELFTH which is proposed by or on behalf of an Interested Shareowner or an Affiliate or Associate of an Interested Shareowner shall require the affirmative vote of the owners of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the owners of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by any Interested Shareowner; provided, however, that prior to the time such number of persons constituting a quorum of the Board of Directors are nominated by or on behalf of the Interested shareowner and elected to the Board of Directors, this Section H shall not apply to, and such sixty-six and two-thirds percent (66 2/3%) vote shall not be required for, any amendment, repeal or adoption recommended by a majority of the Board of Directors prior to the date on which the Continuing Directors comprise less than a majority of the Board of Directors.

                                THIRTEENTH.

     The business and affairs of the Corporation shall be managed under the direction of a Board of Directors consisting of not less than three nor more than twenty-one directors, the exact number of directors shall be fixed by the By-laws. At the 2005 meeting of shareowners, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2006 annual meeting of shareowners (which number of directors shall be approximately one-third of the total number of directors of the Corporation); at the 2006 annual meeting of shareowners, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2007 annual meeting of shareowners (which number of directors shall be approximately two-thirds of the total number of directors of the Corporation); and at each annual meeting of shareowners thereafter, the directors shall be elected for terms expiring at the next annual meeting of shareowners.

     A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

                                FOURTEENTH.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors, by vote of two-thirds of the entire Board of Directors, is expressly authorized to adopt, repeal, alter, amend or rescind the By-Laws of the Corporation at any meeting of the Board of Directors, provided that the substance of the proposed amendment or addition or the subject matter thereof shall have been submitted in writing at a preceding meeting of the Board of Directors or notice thereof shall have been given to the directors; waiver of notice by any director being deemed equivalent to such notice to him.

     The By-Laws may also be amended at any general or special meeting of shareowners, provided notice of the proposed amendment shall have been given in the call for such meeting.

                                 FIFTEENTH.

     The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on shareowners herein are granted subject to this reservation.

            6. This restatement of the Certificate of Incorporation of The May Department Stores Company was adopted in accordance with
     Section 245 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, The May Department Stores Company has caused this Restated Certificate of Incorporation to be signed by Richard A. Brickson, its Secretary, this 15th day of August, 2005.


                                         THE MAY DEPARTMENT STORES COMPANY


                                         /s/ Richard A. Brickson
                                         Richard A. Brickson
                                         Secretary